EXHIBIT 10.2
AMENDMENT NO. 1
to
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 (this “Amendment”) dated as of October 22, 2007 to EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 20, 2005 between Luminent Mortgage Capital, Inc., a Maryland corporation having its principal place of business at 101 California Street, Suite 1350, San Francisco, California 94111 (the “Employer”) and S. Trezevant Moore, Jr., an individual residing at 113 Woods Lane, Radnor, Pennsylvania, 19087 (the “Executive”).
WITNESSETH:
     WHEREAS, the Employer and the Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to ratify and confirm the Agreement except as modified by the Retention Agreement dated August 31, 2007 between the Employer and the Executive; and
     WHEREAS, the Employer and the Executive are entering into this Amendment to set forth and confirm their respective rights and obligations with respect to such Section 409A compliance;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:
     1. Paragraph 1(d) of the Agreement is hereby amended so that, as amended, Paragraph 1(d) shall read in its entirety as follows:
     “(d) The Executive shall have the right to terminate his employment under this Agreement at any time during the Term for Good Reason or without Good Reason as specified in a written notice thereof to the Employer in accordance with the terms of this Agreement. As used herein, “Good Reason” shall mean (A) the Executive’s Position or the scope of the Executive’s authority, duties or responsibilities as described in this Agreement are materially diminished without the Executive’s written consent, excluding for this purpose any action that was not taken by the Employer in bad faith and that is remedied by the Employer promptly following written notice thereof from the Executive to the Employer or (B) a material breach by Employer of its obligations to the Executive under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Executive within 30 days, in each case following written notice thereof from the Executive to the Employer, which notice shall be provided within 90 days of the initial existence of the breach.”
     2. Paragraph 1(e) of the Agreement is hereby amended to insert new subparagraphs 1(e)(iii), (iv) and (v) that shall read in their entirety as follows:
          “(iii) It is intended that this Agreement be administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations issued pursuant to Section 409A (together, “Section 409A”) so as not to subject the Executive to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this paragraph 1 either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Employer and the Executive.
          (iv) Notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” as defined in Section 409A, any severance payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Executive’s termination of employment or the date of the Executive’s death, if earlier.
          (v) To the extent such severance amount exceeds the applicable safe harbor amount under Section 409A, the excess amount shall be treated as deferred compensation under Section 409A and as such shall be payable pursuant to the following schedule: (1) one-third of such excess amount shall be paid on the first anniversary of the date of termination or earlier death, (2) one-

third of such excess amount shall be paid on the second year anniversary of the date of termination or earlier death and (3) the remaining one-third of such excess amount shall be paid on the third anniversary of the date of termination or earlier death.”
     3. Paragraph 1(f) of the Agreement is hereby amended to delete the reference to “the Internal Revenue Code of 1986, as amended (“the Code”)” and replace it with a reference to “the Code”.
     4. Paragraph 3(c) of the Agreement is hereby amended to insert a new sentence at the end thereof to read as follows:
“Notwithstanding the foregoing, all bonuses shall be paid within two and one-half months of the close of each fiscal year.”
     5. Construction. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws.
     6. The Agreement. With the exception of the provisions of this Amendment, the remainder of the Agreement is hereby ratified and confirmed and shall remain in full force and effect, except as expressly modified by the Retention Agreement dated August 31, 2007 between the Employer and the Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LUMINENT MORTGAGE CAPITAL, INC.

By:	/s/ Christopher J. Zyda

Christopher J. Zyda, Senior Vice President
and Chief Financial Officer

/s/ S. Trezevant Moore, Jr.

S. Trezevant Moore, Jr.